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                                                                    EXHIBIT 99.3



                    [LETTERHEAD OF PAINEWEBBER INCORPORATED]



Board of Directors
Lomak Petroleum, Inc.
500 Throckmorton Street
Fort Worth, Texas  76102

Members of the Board:

         We hereby consent to the inclusion of our opinion letter to the Board of Directors of Lomak Petroleum, Inc. ("Lomak") included as Annex E to the Proxy Statement/Prospectus of Lomak and the Information Statement of Domain Energy Corporation ("Domain") relating to the proposed merger transaction involving Domain and Lomak. In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations issued by the Securities and Exchange Commission thereunder.


                                    /S/ PAINEWEBBER INCORPORATED



New York, New York
June 23, 1998